Exhibit 99.1

Laboratory Corporation of America® Holdings

358 South Main Street

Burlington, NC 27215

Telephone: (336) 584-5171

www.labcorp.com

FOR IMMEDIATE RELEASE

Contact:	Paul Surdez (investors) – 336-436-5076
Investor@labcorp.com

Pattie Kushner (media) – 336-436-8263
Media@labcorp.com

LabCorp Subsidiary Sequenom, Inc. Announces Early Tender Results for Tender

Offers and Successful Completion of Consent Solicitations for 5% Convertible

Senior Notes Due 2017 and 5% Convertible Senior Exchange Notes Due 2018

BURLINGTON, N.C. and SAN DIEGO, CA, September 30, 2016 — Sequenom, Inc. (“Sequenom”), a wholly-owned subsidiary of Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH), announced the results, as of 5:00 p.m., New York City time, on September 29, 2016 (the “Early Tender and Consent Payment Deadline”), of (A) the cash tender offers (the “Tender Offers”) for any and all of the outstanding 5% Convertible Senior Notes Due 2017 (CUSIP No. 817337 AB4, the “2017 Notes”) and 5% Convertible Senior Exchange Notes Due 2018 (CUSIP No. 817337 AC2, the “2018 Notes” and, together with the 2017 Notes, the “Notes”) issued by Sequenom, and (B) the solicitations (the “Consent Solicitations”) of consents of the holders of Notes (the “Consents”) to enact certain proposed amendments (the “Proposed Amendments”) to the indentures governing the Notes to eliminate various reporting obligations and restrictive provisions related to the incurrence of indebtedness, as well as make certain other changes in the indentures. The Tender Offers will expire at 5:00 p.m., Eastern Time, on Monday, October 17, 2016, unless extended or terminated (the “Expiration Date”).

As of the Early Tender and Consent Payment Deadline, (i) a total of $44,841,000 aggregate principal amount of the outstanding 2017 Notes, representing approximately 99.647% of the outstanding 2017 Notes, were validly tendered (and not validly withdrawn) and (ii) a total of $85,000,000 aggregate principal amount of the outstanding 2018 Notes, representing 100.00% of the outstanding 2018 Notes, were validly tendered (and not validly withdrawn) in the Tender Offers. All tendered Notes were accompanied by Consents to the Proposed Amendments.

As a result, as of the Early Tender and Consent Payment Deadline, Sequenom received the requisite Consents from holders of at least a majority of the outstanding principal amount of both series of Notes to meet the Consent Condition and to adopt the Proposed Amendments. On September 29, 2016, Sequenom and the trustee for the Notes entered into a supplemental indenture to each of the indentures governing the 2017 Notes and the 2018 Notes (the “Supplemental Indentures”), giving effect to the Proposed Amendments. The Supplemental Indentures are binding as of their execution and will become operative on the settlement date of the Tender Offers (the “Settlement Date”), which is expected to occur on October 20, 2016.

Sequenom will accept for purchase such amount of 2017 Notes and 2018 Notes properly tendered and not validly withdrawn in the Tender Offers as of the Early Tender and Consent Payment Deadline. Holders whose 2017 Notes were validly tendered and accompanied by a Consent on or before the Early Tender and Consent Payment Deadline, and not withdrawn, will receive, in respect of each $1,000 principal amount of 2017 Notes, the “2017 Total Consideration” of $1,037.50 plus Accrued Interest (such price being rounded to the nearest $0.01 per $1,000 principal outstanding amount of Notes) on the Settlement Date. Holders whose 2018 Notes were validly tendered and accompanied by a Consent on or before the Early Tender and Consent Payment Deadline, and not withdrawn, will receive, in respect of each $1,000 principal amount of 2018 Notes, the “2018 Total Consideration” of $1,046.25 plus Accrued Interest (such price being rounded to the nearest $0.01 per $1,000 principal outstanding amount of Notes) on the Settlement Date.

Holders who validly tender their 2017 Notes after the Early Tender and Consent Payment Deadline but on or prior to the Expiration Date and do not withdraw their tender will not receive the respective Total Consideration but will be eligible to receive, in respect of each $1,000 principal amount of 2017 Notes tendered, the “Purchase Price” of $1,000.00, plus accrued interest to but excluding the Settlement Date. No tenders of Notes will be valid if submitted after the Expiration Date.

The Tender Offers and Consent Solicitations are being made pursuant to an Offer to Purchase and Consent Solicitation Statement, dated September 16, 2016 (as supplemented on September 22, 2016, and as amended or further supplemented from time to time, the “Offer to Purchase”) and the accompanying Consent and Letter of Transmittal.

Barclays is the Dealer Manager and Solicitation Agent for the Tender Offers and Consent Solicitations and may be contacted at 1-888-610-5877 (toll free) or 212-526-7255. Requests for documents may be directed to Morrow Sodali Global, LLC, the Information Agent, at 1-203-658-9400 for banks and brokers or 1-800-662-5200 (toll free) for Holders and all others.

This announcement is not an offer to purchase or the solicitation of an offer to sell the Notes or a solicitation of Consents. The Tender Offers for the Notes and the related Consent Solicitations are only being made pursuant to the Offer to Purchase and the related Consent and Letter of Transmittal. Holders of the Notes should read the Offer to Purchase and the Consent and Letter of Transmittal carefully prior to making any decision with respect to the Tender Offers and Consent Solicitations because they contain important information.

This announcement has been issued by and is the sole responsibility of Sequenom, Inc. In accordance with normal practice, Barclays expresses no opinion on the merits of the Tender Offers or the Consent Solicitations, nor does it accept any responsibility for the accuracy or completeness of this announcement or any other document prepared in connection with the Tender Offers or the Consent Solicitations.

About LabCorp®

Laboratory Corporation of America® Holdings (NYSE: LH), an S&P 500 company, is the world’s leading healthcare diagnostics company, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and develops technology-enabled solutions to change the way care is provided. With net revenue in excess of $8.5 billion in 2015, LabCorp’s 50,000 employees serve clients in 60 countries. To learn more about LabCorp visit www.labcorp.com and to learn more about Covance Drug Development visit www.covance.com.

This press release contains forward-looking statements including with respect to the payment of consideration for Sequenom Notes tendered in the Tender Offers. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by these forward-looking statements. Risks and uncertainties include, among others factors detailed in LabCorp’s and Sequenom’s filings with the SEC including LabCorp’s Annual Report on Form 10-K for the year ended December 31, 2015, and subsequent SEC filings, and Sequenom’s Annual Report on Form 10-K for the year ended December 31, 2015, and subsequent SEC filings. LabCorp undertakes no obligation to update these statements as a result of new events, circumstances or otherwise.

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